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                                                                      EXHIBIT 11

                        STATEMENT REGARDING COMPUTATION
                             OF PER SHARE EARNINGS


                                                   Year ended December 31,
                                                        1996         1995
                                                  ----------   ----------

Net income per share:                              1,407,688    1,407,688
 Weighted-average shares outstanding              ==========   ==========
 Net income per share                             $     1.57   $     1.49
                                                  ==========   ==========


Primary earnings per share:                        1,407,688    1,407,688
 Weighted-average shares outstanding                 463,235      463,235
 Dilutive warrants                                    41,225       41,225
 Dilutive stock options                             (281,538)    (281,538)
                                                  ----------   ----------
 Repurchased under treasury stock method (1)       1,630,610    1,630,610
                                                  ==========   ==========


Net income                                        $2,208,000   $2,101,000
Imputed interest income under the

treasury stock method (net of tax)                    42,000       68,000
                                                  ----------   ----------
Imputed net income                                $2,250,000   $2,169,000
                                                  ==========   ==========
Net income per share                              $     1.38   $     1.33
                                                  ==========   ==========

(1) Dilutive warrants and options calculated up to 20% of total shares outstanding in the applicable periods.